UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Flotek Industries, Inc.
(Name of registrant as specified in its charter)

Delaware	90-0023731
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7030 Empire Central Drive
Houston, TX 77040
(713) 849-9911
(Address and telephone number of pr incipal executive offices)

FLOTEK INDUSTRIES INC. 2003 LONG-TERM INCENTIVE PLAN
FLOTEK INDUSTRIES INC 2005 LONG-TERM INCENTIVE PLAN
(Full title of the plans)

Lisa Bromiley Meier
Chief Financial Officer
Flotek Industries, Inc.
7030 Empire Central Drive
Houston, TX 77040
(713) 849-9911
(Name, address and telephone number o f agent for service)

Copies to:

Rita J. Leader
Boyer & Ketchand PC
Nine Greenway Plaza, Suite 3100
Houston, Texas 77046
(713) 871-2025

CALCULATION OF REGISTRATION  FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.0001 par value	1,453,500	(2)	$10,890,030	$1,282

(1)
This registration statement also covers such indeterminate number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions which result in an increase in the number of outstanding shares of registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) based upon (i) the average of the high and low prices of the registrant’s common stock on October 25, 2005, on the American Stock Exchange for the 425,696 shares underlying the options to be granted under the 2005 Long-Term Incentive Plan (the “2005 Plan”), (ii) exercise prices of $0.60 for options to purchase 465,500 shares and $0.65 for options to purchase 44,500 shares underlying the options granted under the 2003 Long-Term Incentive Plan (the “2003 Plan”) and (iii) exercise prices of $0.65 for options to purchase 3,500 shares, $0.85 for options to purchase 20,000 shares, $1.70 for options to purchase 157,000 shares, $4.25 for options to purchase 163,500 shares, $4.60 for options to purchase 100,664 shares, $5.30 for options to purchase 55,000 shares, and $9.40 for options to purchase 18,140 shares, underlying the options granted under the 2005 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION

Flotek Industries, Inc. (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 510,000 shares of common stock, $.0001 par value per share (“Common Stock”), under the 2003 Long-Term Incentive Plan (the “2003 Plan”) and 943,500 shares of Common Stock under the 2005 Long-Term Incentive Plan (the “2005 Plan”) of the Company (collectively, the “Plans”).

The documents containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plans as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to the participants in the Plans pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plans are available without charge by contacting:

Glenn Neslony
Director of Financial Reporting
Flotek Industries, Inc.
7030 Empire Central Drive
Houston, TX 77040
(713) 849-9911

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The documents listed below filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004;

•	Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2005, and June 30, 2005;

•
Current Reports on Form 8-K filed January 24, 2005, February 22, 2005, April 25, 2005, May 24, 2005, July 1, 2005, August 9, 2005, August 12, 2005, August 31, 2005, September 1, 2005, September 28, 2005 and October 12, 2005; and

•	Description of common stock on Form 8A filed on July 25, 2005, as the same may be amended from time to time.

All documents and reports subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. DESCRIPTION OF SECURITIES

Not Applicable.

Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not Applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.

The registrant's Bylaws include provisions to require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. All of the registrant’s directors and officers are covered by insurance policies maintained by the registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8. EXHIBITS

3.1	Certificate of Incorporation (incorporated by reference to Appendix E of the Company’s Definitive Proxy Statement filed with the Commission on September 27, 2001).
3.2	Bylaws (incorporated by reference to Appendix F of the Company’s Definitive Proxy Statement filed with the Commission on September 27, 2001).
5.1	Opinion of Doherty & Doherty LLP
10.1	Flotek Industries, Inc. 2003 Long-Term Incentive Plan.
10.2	Flotek Industries, Inc. 2005 Long-Term Incentive Plan.
23.1	Consent of Doherty & Doherty LLP (included in Exhibit 5.1).
23.2	Consent of Weinstein Spira & Company, P.C.
23.3	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP
24.1	Power of Attorney (included on the signature page hereto)

Item 9. UNDERTAKINGS.

A. The registrant will:

 (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Exchange Act.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

 (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Sta6tement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of t he Securities Act of 1933, the registrant certifies that it has reasonab le grounds to believe that it meets all of the requirements for filing on Form
S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2005.

FLOTEK INDUSTRIES, INC.

By:	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed  by the following persons in the capacities and on the dates indicated. Each of such persons appoints Jerry D. Dumas, Sr. and Glenn S. Penny, or each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this Registration Statement, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

October 24, 2005	/s/ Jerry D. Dumas, Sr. Jerry D. Dumas, Sr.	Chairman and Chief Executive Officer

October 24, 2005	/s/ Glenn S. Penny Glenn S. Penny	President, Chief Technical Officer and Director

October 24, 2005	/s/ Lisa Bromiley Meier Lisa Bromiley Meier	Chief Financial Officer and Vice President

October 24, 2005	/s/ John W. Chisholm John W. Chisholm	Director

October 24, 2005	/s/ Gary M. Pittman Gary M. Pittman	Director

October 24, 2005	/s/ Barry E. Stewart Barry E. Stewart	Director

October 24, 2005	/s/ Richard O. Wilson Richard O. Wilson	Director

October 24, 2005	/s/ William R. Ziegler William R. Ziegler	Director

EXHIBIT INDEX

3.1	Certificate of Incorporation (incorporated by reference to Appendix E of the Company’s Definitive Proxy Statement filed with the Commission on September 27, 2001).
3.2	Bylaws (incorporated by reference to Appendix F of the Company’s Definitive Proxy Statement filed with the Commission on September 27, 2001).
5.1	Opinion of Doherty & Doherty LLP
10.1	Flotek Industries, Inc. 2003 Long-Term Incentive Plan.
10.2	Flotek Industries, Inc. 2005 Long-Term Incentive Plan.
23.1	Consent of Doherty & Doherty LLP (included in Exhibit 5.1).
23.2	Consent of Weinstein Spira & Company, P.C.
23.3	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP
24.1	Power of Attorney (included on the signature page hereto)